Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wells Fargo & Company:

We consent to the use in the Registration Statement on Form S-3 dated May 5, 2014 of Wells Fargo & Company, related to the offering of Wells Fargo & Company Debt Securities, Preferred Stock, Depositary Shares and Securities Warrants (collectively, the “Securities”), Purchase Contracts, Units and Common Stock, par value $1-2/3 per share upon conversion, exchange or exercise of any of the Securities of our reports dated February 26, 2014, with respect to the consolidated balance sheets of Wells Fargo & Company and Subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, and the effectiveness of internal control over financial reporting as of December 31, 2013, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Francisco, California

May 5, 2014